Exhibit (d)(1)(ii)

NEUBERGER BERMAN ALTERNATIVE FUNDS

MANAGEMENT AGREEMENT

SCHEDULE A

SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Absolute Return Multi-Manager Fund

Neuberger Berman Long Short Fund

Date: January 29, 2024

NEUBERGER BERMAN ALTERNATIVE FUNDS

MANAGEMENT AGREEMENT

SCHEDULE B

RATE OF COMPENSATION

Fund	Rate of Compensation based on each Fund’s average daily net assets
Neuberger Berman Absolute Return Multi-Manager Fund

1.700% of the first $250 million

1.675% of the next $250 million

1.650% of the next $250 million

1.625% of the next $250 million

1.600% of the next $500 million

1.575% of the next $2.5 billion

1.550% in excess of $4 billion

Neuberger Berman Long Short Fund

1.200% of the first $250 million

1.175% of the next $250 million

1.150% of the next $250 million

1.125% of the next $250 million

1.100% of the next $500 million

1.075% of the next $2.5 billion

1.050% in excess of $4 billion

Date: January 29, 2024